Second Quarter 2023 Earnings Conference Call
July 27, 2023

Presenters
Steve O’Hara, VP of Investor Relations
Andy Nemeth, CEO
Matt Filer, Interim EVP, Finance, CFO & Treasurer
Jeff Rodino, President

Q&A Participants
Scott Stember--ROTH MKM Partners
Noah Zatzkin--KeyBanc Capital Markets
Craig Kennison--Robert W. Baird & Co.
Michael Swartz--Truist Securities
Daniel Moore--CJS Securities
Griffin Bryan--D.A. Davidson & Co.
Rafe Jadrosich--Bank of America Merrill Lynch

Operator
Greetings and welcome to the Patrick Industries’ second quarter 2023 earnings conference call. At this time, all participants are in listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “*” “0” on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Steve O'Hara, Vice President of Investor Relations. Thank you, Steve. You may begin.

Steve O'Hara
Good morning, everyone, and welcome to our call this morning. I am joined on the call today by Andy Nemeth CEO, Jeff Rodino, President, and Matt Filer, Interim CFO. Certain statements in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws.

There are a number of factors, many of which are beyond the company's control, which could cause the actual results and events differ materially from those described in the forward-looking statements. These factors are identified in our press releases our form 10k for the year ended 2022 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made. I would now like to turn the call over to Andy Nemeth.

Andy Nemeth
Thank you, Steve. Good morning, ladies and gentlemen, and thank you for joining us on the call today. Before we begin talking about the second quarter and first half of 2023, I want to take this opportunity to express my sincere gratitude to our incredible team members and their unwavering commitment to excellence, especially during these dynamic times. Their dedication empowers us as we strive in our pursuit to consistently deliver exceptional products and provide the highest level of service to our customers. They are the foundation of our company and their hard work is one of the reasons we are increasingly optimistic about and well positioned for the future.

As we reflect on the second quarter and first half of 2023, we are pleased with our performance, especially against the tough comparison to last year's record sales and earnings. This period has seen some of the most significant declines in RV production in over a decade as a result of the incredible discipline exhibited by industry OEMs as they manage field inventories in response to macroeconomic uncertainty.

Our strategic diversification, inventory management, and disciplined capital allocation have played out largely as we intended and helped partially offset the impact of the declines in production on our quarterly results. Our marine business has been more resilient and helped bolster our margins while diversifying our business model. And our teams have prudently managed our balance sheet and working capital, generating significant free cash flow.

As we prepare for the marine industry to calibrate to retail now that inventories are believed to be replenished, we're becoming increasingly optimistic and starting to sense tail winds building on the horizon for the RV industry. As our estimate suggests, dealers have reduced unit inventories as weeks on hand even further in the second quarter from the first quarter, which Jeff will discuss.

We remain confident in our company's strategic navigation of short term uncertainty and long term growth for three key reasons. First, we have a business model and veteran team that have been tested and proven as we successfully responded to uncertainties and market volatility. Along with our proactive approach to strategically diversifying our business, we are well positioned both operationally and culturally to adapt and thrive when faced with dynamic macroeconomic and industry conditions.

Second, the OEMs and the markets we serve are making discipline decisions and thoughtfully adjusting output to meet consumer demand, which fortifies the long-term health of each industry. And third, demographic trends including new and younger buyers entering the leisure lifestyle markets and heightened interest in the outdoors remain promising. And we believe these trends will drive higher normalized demand in our leisure lifestyle markets than what we were estimating pre-pandemic.

Matt will give a full overview of the quarter a little bit later, but first, let's look at the second quarter of 2019 the last second quarter before the pandemic and compare it to the current quarter, which shows the meaningful transformation of our company, its resilience, and earnings power. In the second quarter of 2023, RV wholesale unit shipments were 26% lower than the same period in 2019. Despite the sharply lower unit volumes, total revenue in the second quarter of 2023 was 50% higher than in 2019.

Gross margin was 440 basis points higher, and operating margin was 80 basis points higher, helping drive a 64% increase in EPS versus the same period in 2019. In addition, this quarter we generated $163 million of free cash flow versus $58 million in 2019. We believe these data points are a testament to the fact that the strategic diversification of our business model that we've orchestrated is working.

Additionally, the entrepreneurial spirit and the customer focused values that drive Patrick, our brands, and our team members have not changed. We have undergone a significant transformation, where the Patrick of today has a more balanced mix of business across the leisure lifestyle, and housing markets. Today, we are a more dynamic company, but we remain anchored to our Better Together values with a commitment to grow the breadth and quality of the solutions we provide.

Structurally, we have a deep bench of talented and energized leaders with experience and thorough product knowledge who are experts in the industries they serve. Strategically, we have established a solid foundation for success through strategic diversification, organic growth, and acquisitions. Over the past few years, our investments in the marine market have proven fruitful, with these businesses now accounting for 29% of our sales. Our housing end market, which is also 29% of our sales has a promising future as Americans’ path to affordable housing continues to have a long runway.

Financially, our strong balance sheet, capital structure, and growing liquidity in tandem with our leadership team leave us with the confidence that we can aptly navigate near term challenges, as we remain focused on delivering long term value for our customers, team members, and shareholders.

Time and time again, our team has risen to meet challenges head on, keeping us nimble and continuously positioning us to take advantage of opportunities that can drive our strategic plan forward. As we look towards the back half of the year, the rate of retail declines appears to be decelerating in both our leisure lifestyle markets based on the first six months of 2023. The RV dealer model mix imbalance appears to have improved, the Marine mix is healthy, and inventory weeks on hand and leisure lifestyle markets and inventories in the housing markets are poised for stabilization and growth.

And finally, turning to the numbers and compared to our record 2022 year, our second quarter revenues decreased 38% to $921 million. And on a trailing 12-month basis, our consolidated revenues were approximately $3.9 billion. Our net income in the second quarter decreased 64% to approximately $42 million and net income per diluted share was $1.94. We continue to exercise prudent working capital and inventory management, reducing inventories by $113 million in the first half of 2023 to $555 million and by more than $184 million from the second quarter of 2022. Now I'll turn the call over to Jeff, who will highlight the quarter and provide more detail on our end markets.

Jeff Rodino
Thanks, Andy. And good morning, everyone. Our second quarter RV revenues, which represents 42% of our consolidated total decreased 54% from $837 million to $384 million. Our RV content per unit increased 6% on a TTM basis to $5,051 per unit compared to the same period in 2022 driven by market share gains partially offset by pricing.

RV wholesale unit shipments of 86,200 decreased by 44% or 66,000 units from the second quarter of 2022. We currently estimate second quarter retail registrations of approximately 124,000 units, an estimated decline of 16% from the second quarter of 2022. The metrics we have outlined imply a net decrease of over 37,000 and 42,000 units, to dealer inventory in the quarter and year-to-date, respectively.

Our estimates indicate that TTM dealer inventory weeks on hand at the end of the second quarter of 2023 have declined to approximately 16 to 18 weeks on hand from 19 to 21 weeks on hand at the end of fiscal 2022 and in the first quarter of 2023. This is below historical pre-pandemic levels of approximately 26 to 30 weeks.

As we outlined in our last call, demand in the RV market has continued to normalize over the past 12 months. Our touch points suggest dealers have nearly worked through a less-than-optimal mix of model year 2022 units, and we continue to scale our production to ensure parity with OEM and industry needs.

Our marine revenues, which represents 29% of our second quarter 2023 consolidated sales, decreased 8% to $268 million on wholesale shipments that estimated to have declined 19% in the quarter. The decline in revenues was due to lower shipments, partially offset by acquisitions and market share gains.

In concert with our marine business, we have a strong and growing aftermarket portfolio approximating $200 million on an annualized basis. That allows us to offer solutions not only to OEMs building new units but to the significantly larger used boat market. These aftermarket solutions are typically higher margin and center around customization, upgrade, repair and replacement, and further diversify Patrick's marine platform.

As noted, we estimate marine wholesale unit shipments were down in the quarter to approximately 42,000 to 46,000 units on retail unit shipments that were down an estimated 4% to 6% to a range of 70,000 to 75,000 units. Our estimated marine content per wholesale unit increased 15% on a TTM basis to $5,330 per unit compared to the same period in 2022.

We estimate overall marine dealer inventories are at approximately 16 to 18 weeks on hand, decreasing from the first quarter levels of approximately 23 to 25 weeks on hand on thoughtful caution by OEMs to ensure alignment with retail demand. Pre-pandemic average weeks on hand approximated 35 to 40 weeks based on our estimates.

Revenues in our housing market decreased 23% to $269 million and represented 29% of our consolidated sales. Our estimated MH content per unit increased 11% to $6,411 per unit on a TTM basis compared to the same period in 2022. We continue to believe that manufactured housing with its significant price point advantage serves as a viable, cost-effective alternative to site-built housing amidst an affordable housing crisis compounded by an elevated rate environment.

The housing side of our business is primarily tied to manufactured housing, single-family, and multifamily housing with manufactured housing making up approximately 54% of the total. MH estimated wholesale unit shipments were down 30% in the quarter while total residential housing starts for the second quarter decreased 11% with single-family housing decreasing 14% and multifamily starts decreasing 6%. Although consumers continue to adjust to inflation and higher interest rates, we believe our housing businesses are primed to succeed over the long term, given the structural supply and demand imbalances that remain.

On the acquisition front, this quarter, we expanded our transportation capabilities with what is now Patrick Marine Transport based in Elkhart, Indiana. While this marks our entry into the marine transportation business, it aligns incredibly well with our RV transportation business and solidifies our presence as a leading provider of transportation services to the leisure lifestyle market and further increases the set of solutions Patrick provides to the marine industry.

We continue to see organic and inorganic opportunities in our end markets and other adjacent markets and continue to monitor valuations in this dynamic environment. Our liquidity provides us flexibility to be selective, and we look forward to partnering with great management teams in flexing our M&A execution capabilities in all of our end markets.

Further, related to capital allocation at Patrick Industries, our team members are continually exploring cutting-edge technology and processes to improve our efficiencies and the utility of the solutions we offer while seeking new ways to innovate and expand our product offering.

An example of this is our rollout of carbon fiber and continued investment in other composite materials. Recently, we leveraged our internal market relationships with industry knowledge experts to formalize a new brand name, XTCrbn™, which utilizes advanced composite methodologies in manufacturing carbon fiber components, beginning with ski and wakeboard towers and tops for our marine end markets.

Providing our customers with alternative components that offer increased durability, decreased weight and simplified installation are just a few of the reasons we continue to invest in innovations like XTCrbn™. This is just a small sample of the new high-quality products, solutions, and innovations that our teams are working on and will continue to roll out in the markets we serve.

As we look to the back half of the year, we are confident in our ability to manage our business in any environment that arises. Forged through decades of building relationships and experience, we have expanded our organic growth through strategic acquisitions, creating a family of stellar brands, each bringing valuable solutions, innovations, and experienced team members to the table. This strategy of working together has made Patrick more resilient than ever.

Before I turn the call over to Matt, I would like to highlight several philanthropic projects that are part of the fabric of who we are as an organization and culture and that we hold very close to our hearts, especially in these dynamic times.

While not an all-inclusive list by any means as it relates to our philanthropy and culture, the Patrick team takes great pride in being supporting sponsor of Military Makeover with Montel for the third consecutive year. And we maintain major partnerships and sponsorships with Care Camps, who provide healing and support by sending children with cancer to medically supervised summer camps, and LOGAN Community Resources, which serves and provides support for adults and children with intellectual and developmental disabilities.

Our partnerships with these culturally aligned organizations demonstrates the heart and soul of our organization and our team members' spirit to engage, ensuring we are giving back to the communities. I'll now turn the call over to Matt, who will provide additional comments on our financial performance.
Matthew Filer
Thanks, Jeff, and good morning, everybody. Our consolidated second quarter net sales decreased 38% or $555 million to $921 million. As Jeff noted, RV OEMs maintained disciplined production schedules in the quarter. And in June, we began to see similar inventory management strategies from a number of our marine OEMs. Our RV and marine end market revenues declined 54% and 8%, respectively, while our housing end market revenue decreased by 23%.

Gross margin increased 60 basis points to 22.8% as our strategic diversification efforts helped offset the impact of the significant decline in RV shipments and lower levels of production in our housing end market. Additionally, we benefited from recent acquisitions, cost reduction initiatives, and production and labor efficiencies as a result of our automation initiatives.

Operating expenses for the second quarter declined 12% to $134 million or 14.6% of sales, representing an increase of 420 basis points versus the prior year period, primarily reflecting our investments in recent acquisitions, which tend to generate higher gross margins but also carry a higher SG&A mix. Warehouse and delivery expenses declined $8 million to $36 million in Q2 2023 but increased 90 basis points as a percentage of sales on lower revenue.

SG&A expenses declined 13% but increased 240 basis points as a percentage of sales on lower revenue. On an annualized basis, we have taken out approximately $35 million in total fixed costs. Some of the work our teams have done on fixed cost is obscured by the impact of acquisitions we have made, but we expect these cost reductions to be durable when our businesses flex to higher production levels in the future.

Operating income decreased $98 million and operating margin decreased 360 basis points to 8.2%, primarily driven by the factors previously described. Net income decreased 64% to $42 million, which equates to $1.94 per diluted share.

Adjusted EBITDA and adjusted EBITDA margin were $114 million and 12.4%, respectively, for the second quarter of 2023 compared to $212 million and 14.4% in the second quarter of 2022. Our overall effective tax rate was 26.1% for the second quarter compared to 26.8% in the prior year. We continue to estimate our overall effective tax rate for 2023 to be approximately 25% to 26%.

Looking at cash flows, cash provided by operations for the first 6 months of 2023 was approximately $178 million, an increase of $104 million or 140% compared to approximately $74 million in the prior year period. Working capital monetization was a significant source of cash and more than offset the decline in net income year-over-year. Our team remains focused on working capital management, and were successful in driving our inventory down 25% or $184 million year-over-year to $555 million and down $113 million or 17% from year-end 2022.

This quarter, we invested $16 million in property, plant, and equipment. As Jeff noted, our continued investments in automation, technology, and software initiatives are meant to improve operational efficiency and enable our team members to deliver exceptional value to our customers. We continue to expect to spend $65 million to $70 million on capital expenditures in 2023. During the quarter, we generated operating cash flow of $179 million, implying free cash flow in the quarter of $163 million. For the trailing 12-month period, we generated $444 million of free cash flow.

In Q2, we paid down our revolving credit facility by $115 million. At the end of the second quarter and after paying a total of $117 million on our debt, we had approximately $607 million of total net liquidity, comprised of $34 million cash on hand and unused capacity on our revolving credit facility of $573 million. Total net leverage was 2.6x.

Our strong liquidity profile and long-term capital structure are the result of years of diligent effort to proactively manage cash flows, secure diverse funding sources, and strategically allocate resources to support our business growth and stability. With no major debt maturities until 2027, we are poised and ready to navigate the current macroeconomic environment. We repurchased approximately 125,200 shares for a total of $8 million in the quarter and returned $10 million to shareholders in the form of quarterly dividends.

Moving to our end market outlook, we continue to be in a period of macroeconomic uncertainty, which will likely continue to impact shipments and consumer demand. However, we remain optimistic regarding the long-term future, and we see many opportunities to profitably grow our business.

RV wholesale shipments and retail registrations are down through the first 6 months of the year. But as Jeff noted, retail registrations have exceeded wholesale shipments, meaning OEMs have remained disciplined in their production and dealers are removing inventory from their lots, both positive signs.

Based on recent trends, we currently estimate full year RV retail registrations will be down approximately 20% to 24%, implying approximately 335,000 to 360,000 units. Assuming consistent dealer weeks on hand levels as current, as Jeff discussed, we continue to estimate full year 2023 RV wholesale unit shipments of 310,000 to 325,000 units, implying a decline of approximately 35% to 38% from 2022.

In our marine market, we estimate 2023 wholesale and retail shipments to be down 15% to 20%. Pre-pandemic production seasonality was generally spread between approximately 55% of units produced in the first half of the year and 45% of units produced in the back half of the year.

We currently expect a slightly more dramatic decline in 2023's cadence to 60%, 40%, first half 2023 versus second half 2023 as marine OEMs have reacted quickly and continue to work with dealers to aggressively keep inventory levels in balance with consumer demand. As noted, we believe dealer inventories are generally calibrated with retail and believe inventory has largely reached equilibrium for many categories.

On the housing side of the business, we expect MH wholesale shipments to be down approximately 20% to 25% for 2023 with retail sales absorbing available wholesale production on a real-time basis. In our residential housing end market, we expect 2023 new housing starts will be down approximately 10% to 15%.

To wrap up, we've fine-tuned our outlook based on the most recent trends in our end markets and continue to estimate our operating margin will be between 7.5% and 8.5% for full-year 2023. We expect to generate operating cash flow at or in excess of $400 million this year as working capital aligns with revenues, implying free cash flow of $330 million or more based on our CapEx estimates. That completes my remarks. We are now ready for questions.

Operator
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*” “1” on your telephone keypad. The confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the “*” key. One moment, please, while we pull for questions. Thank you. Our first question is from Scott Stember with ROTH MKM. Please proceed with your question.

Scott Stember
Good morning, guys. Congrats on the better-than-expected results, and thanks for taking my questions.

Andy Nemeth
Morning.

Scott Stember
Can you maybe talk about what you're seeing or what the net result is as of right now with the dealers regarding '22 products? I think last quarter, you might have given an update, like a percentage of what you thought the average dealer's inventory – new inventory was accounted for by '22s?

Jeffrey Rodino
Hey, Scott. This is Jeff. Yeah, last time, we were thinking that was in about the 30% range. But we felt like it was kind of moving down pretty quickly. And I think they really did--were focused on the '22 units in the second quarter, where we saw some of that retail action. So we feel pretty good. Our touch points are saying they've gotten them down into a manageable range and really are looking forward to the '24 units now. And where they're at with the '22 seems to be in good shape.

Scott Stember
Okay. What percentage that you think it probably is? Are we talking maybe 15%, 20% or lower?

Andy Nemeth
Scott, this is Andy. That's where we think things are at. And we also think that pricing at the dealer level is matched up with a lot of partnership there to make sure that they've moved out the '22 units. So we think there's equilibrium in pricing and we also think that the '22 mix has come down to that, you can call it, an average 15% range or 10% to 15%.

Scott Stember
Got it. Okay. And if you were to look at – I guess, I know that July has the July 4th week shutdown and we know that dealers and everybody was making sure – I guess, a race to the finish before the '24s come out. Can you maybe talk about where you expect production – what you're hearing from the OEMs for July, August, and September heading into open house?

Jeffrey Rodino
Yeah, Scott, this is Jeff. Coming out of the Fourth of July shutdown, we see some pretty consistent production levels from where we left in June. I think we're going to still see some shutdown weeks between now and the show to try to continue to manage the inventory levels at the dealers going into that show with the hopes that puts them in a little bit more of a buying position, come the show. Certainly, we see that the '24s are coming off the assembly lines now and going to dealers.

So there is going to be some activity of getting those '24s out there for the dealers to see and for the end consumers to see. So we feel like it's been pretty consistent with what we've seen so far this year, may have the down weeks like we've seen throughout the year between now and the show and leading into the show really just to continue to manage that inventory at the dealer level.

Andy Nemeth
Scott, I want to add a little bit to that. As we look at the decelerating retail declines, I think as we look at, as we mentioned, dealer weeks on hand, they're very lean right now. Our touch points across our sectors, whether it be with our individual transport yards or whether it be with lenders in the space, indicate that not only is there capacity on floor plan lines, but that we've seen in the inventory in the field as it relates to our transport yards are down from kind of historical averages and even kind of normal run rates.

And so we feel like the channel is very, very clean right now. And so as we go through the next quarter in anticipation of the show in September, we think that production will be scaled as it is and has been. And there's been tremendous discipline. But we're encouraged and optimistic as it relates to really the cleanliness of the inventories and the weeks on hand that are sitting there today, and we think it's well positioned. So right now, production levels are very, very disciplined. But again, the inventories are lean and clean is what we would say.

Scott Stember
Got it. And then lastly, could you give the usual fleshing out of the components of the sales decline, the 38% sales decline in the quarter?

Matthew Filer
Sure, Scott. This is Matt. So of that 38% decline, we're seeing about 34% of that driven by industry. And that's obviously led by the RV decline, as we noted. Acquisitions are actually up 1%. And from an organic growth standpoint, we're down a net 5%. That includes 7% down on pricing, but 2% up on organic growth.

Scott Stember
Got it. This is perfect. Thank you so much.

Andy Nemeth
Thank you.

Operator
Thank you. Our next question is from Noah Zatzkin with KeyBanc Capital Markets. Please proceed with your question.

Noah Zatzkin
Hi. Thanks for taking my questions. Just real quickly, hoping you could provide some color on what you're kind of hearing or seeing in terms of retail demand on the marine side July-to-date. And then second, maybe just drilling out a bit. You continue to post kind of strong CPUs across end markets, so just maybe some color around the drivers behind your ability to kind of continue to show strength there. Thanks.

Andy Nemeth
Sure, this is Andy. I think as we think about retail at the marine level right now, what we're seeing is we do see that marine is feeling a little bit of the impact as inventories have calibrated. I'd tell you that we're, again, encouraged by the rate of deceleration of retail declining on the marine side in particular and, again, encouraged by what we see as it relates to the inventories in the field. And so the marine OEMs have reacted extremely quickly to kind of what I think was anticipated once the inventories were rebuilt. And so we feel like, again, the inventories are lean as we position into that.

As it relates to our content per unit across our various market sectors, I think our teams have done a great job in really working hard to manage our inventories, work with our customers, we've given back pricing where we've needed to, and with customers, in partnership with customers as we've been able to bring certain inventories down. And so that's been there.

But overall, I think when we think about a 2% net organic gain in the quarter, net of pricing, again it's in line with our expectations and where we feel like we want to be. So again, we're not losing business. Content declines are really specifically related to pricing and the team is doing a great job of managing our efforts with a lot of different solutions and options that are out there today for our customers.

Noah Zatzkin
Thanks. And maybe just one more, I know you touched on this a bit. But in terms of kind of the M&A opportunity set that you guys are seeing out there right now, maybe just comment on kind of where valuations are, maybe where your appetite might be from an end market perspective, just any detail there would be helpful. Thanks.

Andy Nemeth
Sure. This is Andy again. I think as it relates to M&A, it's part of our, let's just call it, DNA in that we are constantly cultivating an acquisition pipeline, whether it's organic or deals that are being brought to us. And right now, what I would say is that we've certainly got opportunities in the pipeline. We don't buy broken businesses though. And so as we look at the opportunities that are there, valuation expectations really haven't changed too much. I would say that multiple expectations are in alignment with where we think businesses are at.

That being said, with the volatility and kind of the lack of certainty just today to find a normalized run rate, the valuation expectations with the multiples aren't necessarily matching up today. But as Matt noted, with our liquidity position, the strength of our balance sheet and the strength of our cash flows, we're well positioned to execute and continuing to cultivate a pipeline.

Noah Zatzkin
Thank you.

Operator
Thank you. Our next question is from Craig Kennison with Baird. Please proceed with your question.

Craig Kennison
Yeah, good morning. Thanks for taking my questions. I wanted to start with marine. Do you see a need at all for the marine industry to destock in the same way that the RV industry went through a destocking cycle? Or are we in a situation where 1:1 going forward would be sufficient? Even that would lead to a decline in shipments, but I'm curious what you're seeing with respect to marine inventory and the need to destock.

Andy Nemeth
Sure, Craig. This is Andy. I think as we look at the data, and we spend a lot of time with data and metrics on retail and wholesale and weeks on hand as we talked about on our call, we feel like the inventories are lined up right now on a 1:1 as we look at marine. I think the manufacturers have prudently and thoughtfully paused very, very quickly to make sure that that 1:1 alignment stays the same. And so if we just look at kind of weeks on hand, as Jeff mentioned, at 16 to 18 weeks on the marine side, in total, in general across that space being. And I'll tell you again, that's down from Q1 and certainly down from where historical levels have been.

The data, certainly as we look at it, points towards balance in the space and we're at that 1:1. So destock, as we kind of look at the seasonality of the business, we could see a little bit of that, I think, as we go forward. But our hope would be as we look at things right now and say that the inventories are in line and in balance on a 1:1. So I think the manufacturers are very, very disciplined in that space as well. And again, we've seen them react very, very quickly.

Craig Kennison
Thanks. And do you have a perspective, Andy, on marine affordability? It just feels like from our checks that dealers in the marine space are really concerned about the high price of boats and feel like that has done a lot of damage to volume and demand in that way. Is there an outlook where inflation comes down and where your input costs maybe start to fade a little bit such that affordability ultimately improves for consumers?

Andy Nemeth
Sure, Craig. I certainly can't speak for the manufacturers and the dealers, but the one thing that I can say is that in the marine space, there's tremendous focus on innovation and engineering and technology. And as we look at that in that space, we just look at that continuing to be forward leaning in the way that the marine industry thinks about bringing those innovations to the consumer.

And so I don't know what their overall strategic plans say. But what I would tell you is that we view that push towards technology innovation, maintaining a level of pricing at the marine level, it probably does constrain overall unit sales on an aggregate basis. But I think I would also say that on a normalized run rate basis, I think the marine industry continues to look at kind of capacities and where they're at today and really focus on that innovation and those technology-leading efforts.

And so our view, I can't talk to pricing, like I said, as it relates to where their heads are at. But as we look at it, we think the innovation push that the marine industry continues to use is focused around kind of that normalized run rate that they've kind of historically seen over the last several years. So again, I think that again it's industry-forward and forward-leaning on innovation.

Craig Kennison
Great. Thank you, Andy.

Operator
Thank you. Our next question is from Mike Swartz with Truist Securities. Please proceed with your question.

Michael Swartz
Hey, guys. Good morning. I just wanted to touch on, I think, maybe, Jeff, you were talking about some of the structural or fixed cost reductions that you've made this year. I think you've quantified those as about $35 million. Maybe a couple of questions here. I guess, one, where are those costs predominantly being taken out of the system? And then two, if it's $35 million annualized, how much of that have you, I guess, gotten year-to-date? How much do you expect of that $35 million to kind of flow into 2024, i.e., incremental versus '23?

Andy Nemeth
Mike, this is Andy. I'll take that one. When we look at the $35 million in annualized fixed costs, our team has been really aggressive in moving. And I would say that there's probably a third of that in the first half. As we kind of look at where things are at, RV group has done a fabulous job of managing that side of the business. Our marine teams are certainly working as they've been making sure that we're taking care of the customer. And so we do expect some to come in the back end.

And it's really split above the line and below the line almost equally as it relates to the fixed cost reductions and certainly fixed costs that are sustainable on a go-forward basis. In total, as we look at it, as we look at the business, net of materials and labor, so our direct labor, we will have on a variable cost basis, in totality, we're estimating about $100 million of total cost taken out amongst the categories across the spectrum, net of materials and labor. So the team has done a fabulous job really reflecting the flexibility and nimbleness of our variable cost model.

Michael Swartz
And just to clarify, that $35 million is out of the system even when volume comes back in RV?

Andy Nemeth
Correct.

Michael Swartz
Okay, that's helpful. And then as we think about the RV content, it sounds like a lot of what we've seen just in deflation there quarter-over-quarter is pricing and some of the giveback that you've talked about in prior calls. And I think it was down 7% is what I think I heard you say. I guess, how do we see that playing out through the balance of the year? Was down 7% in the second quarter kind of the peak number and then it kind of starts to smooth out in the back half of the year? Or are there kind of high single-digit declines to come going forward?

Jeffrey Rodino
Yeah, this is Jeff. So the way we look at it is we're looking at the second quarter being down a little bit is really driven by pricing. And primarily, we see that pricing starting now and kind of spread out through the rest of the year. So we will see some additional decline based on pricing but feel like the commodities have come down and they've stabilized. We work with our customers very closely to pass those commodity decreases along as they get through our inventory kind of in a real-time basis.

So we've got some pretty good visibility on where we think that will take us throughout the year and feel good about where we're at with the pricing that we've been able to pass along and how that will affect our content per unit. We do believe that we still have opportunities for market share gains and growth on the organic side, which will give us the ability to offset some of those pricing changes.

Michael Swartz
Okay. And then just one final question, if I can. Just on the acquisition, the transport acquisition that you made during the quarter, I think it was BTI. I don't remember you calling it that. But any way to size that business from a revenue or any other kind of metric standpoint?

Andy Nemeth
Sure, Mike. This is Andy. We've rebranded it as Patrick Marine Transport. As you know, we've got some expertise in the transport industry, certainly on the RV side. And this was a very cohesive opportunity for us to take advantage of. It's about a $20 million business today with a lot of opportunity for upside.

Michael Swartz
Okay. Awesome. Thank you so much, Andy.

Operator
Thank you. Our next question is from Daniel Moore with CJS Securities. Please proceed with your question.

Daniel Moore
Good morning. Matt, Jeff, Andy, thank you very much for taking the questions and all the color. Putting together what you described in terms of production levels, how should we think about revenue by segment and overall for Q3 relative to what we just reported and saw in Q2?

Andy Nemeth
So in total, as we're looking--Dan, this is Andy. I think as we're looking at the back half of the year and certainly by segment, we think that shipment levels going across the space are going to be pretty consistent on the RV side of the business. We think marine is going to be down a little bit. In the second half, as we mentioned, we were kind of 60-40, 60%, 40%, first half to back half in marine. So a little bit stronger decline on the overall production side in marine.

That being said, like I said, the inventories are at a very low level out in the field. So I think as we see the deceleration in the retail declines, I think there could be some potential for some uptick in that. But overall, as we're looking across our markets, pretty consistent with Q2 as we look at just in general revenues on a Q3 basis. And then we'll see what happens after the third quarter as we see the RV shows and into the fourth quarter.

Daniel Moore
Very helpful. And on the margin side, gross margin is holding up extremely well despite the decline in shipments, especially on the RV side. In terms of your guide, unchanged for operating margin, are you leaning towards the kind of higher end or the lower end of the range at this point? And how do we think about the cadence between Q3 and Q4?

Andy Nemeth
Sure, Dan. This is Andy again. I think as we look at--seasonality, from our perspective, has really kind of come back into the business. And so Q2 and Q3 are our strongest margin opportunity, especially in light of the cost that we've taken out of the business and also in alignment with some of the efficiencies that we've gained from a pricing and margin perspective.

As we note, our acquisitions have certainly done a great job of bolstering our gross margin profile. We've got a higher OpEx on a lot of those but a better op margin as well that's accretive to Patrick overall. And so again, Q2 and Q3 are the strongest, and we would expect Q2 to kind of come back in from a seasonality perspective.

But really, kind of as we look at the model overall seasonality-wise and from a margin perspective, we see that Q2 and Q3 remain kind of those strong periods for us, especially in light of what we've taken out. So as it relates to our guidance, again we're 7.5% to 8.5% today. They've done a great job. Teams have done a fabulous job of managing our business, and so I really don't want to get into high or low end of that. But again, we still feel like that's a relevant range for us to be able to be very successful in.

Daniel Moore
Perfect. Last for me and I'll jump out, if I look back the last few years, operating margins peaked to just over 10% in fiscal '22, given the diversification and some of the cost reduction initiatives described on the call today, as demand normalizes over the next few years, what do you think is a reasonable longer-term target? In other words, is there upside to that prior peak level, given some of the changes in the business? Thanks.

Andy Nemeth
Sure, Dan. This is Andy. I think again, it's a highly leverageable model. We continue and our teams continue to do the right things as it relates to cost takeouts, managing inventory levels, managing our pricing to make sure and working in partnership with our customers to make sure that we're being good stewards and good partners with them. And so we certainly think there's upside to those numbers as we continue to leverage and volumes get back to normalized levels.

Daniel Moore
Appreciate all the color. Thanks. Good luck in Q3.

Andy Nemeth
Thank you.

Operator
Thank you. Our next question is from Griffin Bryan with D.A. Davidson. Please proceed with your question.

Griffin Bryan
Yeah, thanks. There's a lot of stuff covered here today, so I'll just do one question here. Regarding the new model year '24s that are hitting the market, can you just kind of talk about the comparable unit pricing you're seeing versus model year '23s? I mean, I know that pricing kind of on everyone's mind, given the environment. So any color there would be great.

Andy Nemeth
Sure. This is Andy. I think I'll touch on that, and we hit it just a little bit. But right now, at least from what we're hearing, and we certainly can't speak for the dealers and the manufacturers, but all of our touch points indicate that pricing is equalized, let's say, across models. So appropriate levels of discounting on the '22s to match up with '23s and as well match up with '24s. So we believe there's equilibrium at this point in the model years based on at least what we're hearing from our touch points.

Operator
Thank you. Our next question is from Rafe Jadrosich with Bank of America. Please proceed with your question.

Rafe Jadrosich
Hi. Good morning. It’s Rafe. Thanks for taking my questions here. I thought that the comparison to 2019 was really helpful and kind of shows some of the stickiness of the market share, so thanks for breaking that out. I wanted to follow up on that pricing question, not on the retail side, but just what are you expecting for your pricing in the second half of the year? And then maybe how does that compare to what's happening in terms of labor costs and raw materials?

Andy Nemeth
Sure, Rafe. I think as we look at pricing just in general, as Jeff noted, materials have pretty much stabilized across the commodity space. And so again, we're continuing to work with customers and making sure that we're managing that and making sure that we're giving back pricing as we get it as well. So we're not expecting a lot of significant pricing erosion going forward, but we certainly are going to partner with our customers in light of any commodity changes that we see.

On a TTM basis, we do expect, as Jeff noted as well, our overall content per unit, especially in the RV space, to come down on a TTM basis just because of the pricing that we've given. But as you noted as well, we do expect some organic content gains. And then as it relates to labor and just general cost, labor costs have stabilized as well. And so that is being managed really effectively today. We're not seeing a lot of labor inflation across the space. And so we're not expecting a lot of volatility as it relates to those two.

Rafe Jadrosich
Okay, great, thanks. And then just obviously, the marine and housing mix has continued to rise. And some of that has to do probably with the RV destock that's going on right now. But how should we think about the mix longer term? Is there a specific target or strategy that you have out there in terms of how you expect that to evolve?

Andy Nemeth
Sure, Rafe. This is Andy again. I think as we look at kind of the longer term, we're certainly encouraged by the diversification that we've been able to execute upon. We certainly see opportunity in the marine space. And we certainly see opportunity even in the housing space as well to continue to drive that model. And then I would tell you, honestly, as well as RVs, we see some opportunities.

So the mix, we like the diversification and the way that it's played out. I think this is a great result from our perspective as it relates to the current mix. And we think about the leveragability of the cost model, especially as RV comes back, we're very excited about the potential that's there. So we look to continue to stay diversified and continue to improve on that to make sure we maintain stability of our business model.

Rafe Jadrosich
Okay. And then last one for me, just the--you gave the outlook on retail and wholesale by end market, which again is really helpful. It seems like the channel inventories have fallen below where they were in 2019. Is your expectation that, as we go into next year, we start to see like a rebuild of those channel inventories or are there reasons to kind of sort of believe that like going forward, the dealers are just going to operate with lower than historical levels of inventory?

Andy Nemeth
Sure. I think that's a really good question. And that's something that everybody is kind of looking to get their arms around. I think the dealers certainly have learned to operate with lower levels of inventory. But as well, we've seen retail on the decline across the sectors for quite some time now.

So once things start to bounce and rebuild, it certainly looks like, as we look at kind of weeks on hand at the inventory level, it would look like there is definite opportunity for a build there. When you look at kind of the cost of capital and where everybody sits today certainly with the interest rate environment, I think everybody is staying disciplined to managing inventory levels.

And so from our perspective, I think there's upside potential to a little bit of inventory build would be where kind of our heads are at. But certainly, we've seen a lot of discipline in the space. And we're encouraged by the fact that the weeks on hand are at the levels that they're at across the space today. So if anything, I think we feel like it's 1:1 and stabilized with some opportunity for some rebuild depending on what happens with rates and the overall economic environment.

Rafe Jadrosich
Very clear. Thank you.

Andy Nemeth
Thanks.

Operator
Thank you. There are no further questions at this time. I would like to hand the floor back over to Andy Nemeth for any closing comments.

Andy Nemeth
Thank you. I want to again wrap up the call today by thanking all of our team members. Your hard work and dedication has been instrumental to our success. We will continue to support our valued customers as a leading supplier to the leisure lifestyle and housing markets while growing in our mission to be a reliable partner, supporting OEMs and addressing retail demand and driving mutual success in an ever-evolving marketplace.

As we look ahead, I remain optimistic about the future. Our business model has a proven track record of success. OEMs remain disciplined and many demographic trends point towards sustained long-term growth. With a strong foundation, a talented team, and the right strategies in place, we are confident in our ability to navigate short-term challenges and deliver value to our shareholders over the long term. We thank everyone who has joined us on the call today.

Operator
This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions, including as a result of the current war in Ukraine; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

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